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                                                                    EXHIBIT 23.2



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


        We consent to the reference to our firm under the caption "Experts" in Amendment No. 2 to the Registration Statement on Form S-3 and related Prospectus of Cardiac Pathways Corporation for the registration of 5,858,823 shares of its common stock and to the incorporation by reference therein of our report dated July 28, 2000 (except for the last paragraph of Note 4, as to which the date is February 13, 2001), with respect to the consolidated financial statements and schedule of Cardiac Pathways Corporation included in its Annual Report (Form 10-K/A) for the year ended June 30, 2000, filed with the Securities and Exchange Commission.

                                      /s/ ERNST & YOUNG LLP


San Jose, California
February 13, 2001